[Letterhead of Grand River Commerce, Inc.]

July 24, 2009

Dear Shareholder,

I am pleased to update you on the status of your investment.  Grand River Commerce, Inc. has officially completed its public offering by making the appropriate filings with the US Securities and Exchange Comission.  The stock certificates are being printed by Registrar & Transfer Co., our designated transfer agent.  The shares will be issued immediately upon completion of the print run and will be mailed to you directly or to your custodial agent depending on whether you made your purchase through a registered broker or financial advisor.

The primary market maker for our stock is Howe Barnes Hoefer and Arnett.  The principal contact is Christopher Palermo, Vice President.  Chris may be reached via email at cpalermo@howebarnes.com or by calling 800-800-4693.  More contact information is available from our website.  Initially, we do not expect very much in the way of trading activity.  However, please feel free to reach Chris as the best source for answering questions about how to trade our stock.  In the future, annual reports, public filings, news updates and any other pertinent information regarding our company will be available by accessing Howe Barnes’ website.

Our trading symbol has been issued by the Financial Industry Regulatory Authority (FINRA).  Our symbol is GNRVV and information regarding the trading of our stock may also be accessed by going to the following website: www.yahoo.com/finance.  Once there, you will see a prompt to input a stock symbol to receive a quote.  As our company is presently not listed on an exchange, you need to add a suffix to the trading symbol to access information.  Our stock is officially registered as an over the counter or bulletin board security and thus the letters “OB” are added to the call sign making our symbol “GNRVV.OB”.  Additionally, once I have certified to FINRA that our stock certificates have been duly issued, the trading symbol will be modified to become “GNRV” which is how it will remain.  You will still need to add the letters “OB” to the prompt from the Yahoo website to access information until such time as we decide to index our stock.

Finally, our website is up and fully interactive.  Please go to www.grandriverbank.com for any information about the bank, our products or personnel.  On our website, you will find a tab labeled “investor relations” which will provide contact information for our market maker.

The website is also a great way for you to begin your banking relationship with us and we will be more than happy to assist you with any questions you might have about how to navigate the site by calling one of our banking professionals at 616-929-1600, or toll free at 888-929-4723.

On behalf of the Board of Directors and our Management team, thank you again for your investment in Grand River Commerce, Inc. and we look forward to serving your banking needs for many years to come.

With best regards,

Robert P. Bilotti
Chairman & CEO Grand River Commerce, Inc.
Robert.bilotti@grandriverbank.com
616-929-1639   773-230-1092 c

Statements concerning future performance and expectations constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.